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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Contacts:   Stephen M. Joseph                Scott Solomon
            Chief Financial Officer          Vice President
            Be Free, Inc.                    Sharon Merrill Associates, Inc.
            (508) 357-8888, ext. 4017        (617) 542-5300
            sjoseph@befree.com               ssolomon@investorrelations.com
            ------------------               ------------------------------


        BE FREE, INC. ANNOUNCES AGREEMENT TO ACQUIRE TRIVIDA CORPORATION


MARLBOROUGH, MASS., FEBRUARY 16, 2000 - Be Free, Inc. (NASDAQ: BFRE), the leader of performance marketing on the Internet, announced today that it has signed a definitive agreement to acquire TriVida Corporation - a privately held developer of next generation online personalization technology. TriVida has created a powerful data analysis engine that predicts consumer preferences based on historical and real-time information. Under the terms of the agreement, Be Free will exchange approximately 1.56 million shares of its common stock for all of the outstanding shares of TriVida, and will assume outstanding options to acquire TriVida capital stock pursuant to which up to an additional 190,000 shares of Be Free common stock may be issued. The transaction is subject to the approval of TriVida's shareholders, which is currently scheduled to occur later this month.

"The acquisition of TriVida will expand Be Free's product offerings to include personalization - an area that perfectly complements our leadership in performance marketing," said Gordon B. Hoffstein, Be Free's chairman and chief executive officer. "By combining TriVida's powerful analysis capabilities with our rich set of data, we will be able to offer our customers the ability to target and personalize promotions to individual consumers. We believe that this personalization can increase click-through and conversion rates and thus increase sales going through their performance marketing channels. Increased sales for our customers means increased revenues for Be Free," said Hoffstein.

Hoffstein continued, "In the area of privacy, both TriVida and Be Free are fiercely committed to maintain anonymity and privacy for consumers for all data collection and personalization efforts."

Alex Jacobson, TriVida's president and chief executive officer, said, "We are delighted to join a company whose technology and results-oriented approach have attracted many of the Internet's leading merchants as customers. The entrepreneurial spirit of TriVida and Be Free creates a combined company with the knowledge and expertise to help shape the future of online marketing."

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TriVida's personalization technology creates strategic, focused revenue opportunities for online merchants and their marketing partners. This adaptive technology creates a personalized Internet experience by tracking and predicting customer behavior. For instance, a visitor to a cooking web site would find the cookbooks, recipes, cookware and other content customized to that customer's profile. And when that customer visits other web sites, TriVida's technology can make real-time recommendations for products and services predicted to be the ones they most likely will want, based on their previous actions and choices. Since TriVida's technology is based on "adaptive relationship modeling," it automatically adapts to changes in consumer behavior.

"The acquisition of TriVida should allow us to strengthen our performance marketing channels by using the company's innovative technology to develop enhanced promotions on our customers' affiliate sites, and tailored up-selling and cross-selling opportunities on our merchants' sites," Hofftstein said. "Until now, our infrastructure tools have enabled merchants to dramatically increase the consumers they reach online. The new products and product extensions that we anticipate as a result of this acquisition will be designed to give Be Free the power to directly impact not only marketing reach but buying decisions."

ABOUT TRIVIDA

TriVida is a leader in networked personalization technology and services. TriVida's next-generation personalization technology is made possible by the company's unique "adaptive relationship modeling" which combines game theory, intelligent Internet agents, and new computational learning algorithms in an Internet-based, e-business environment. TriVida's founders have significant experience in such advanced software technology, collaborating in the past on several successful high-technology software ventures, including Limbex and Inference (NASDAQ: INFR). TriVida is located in Culver City, California

ABOUT BE FREE, INC.

Be Free, Inc. (NASDAQ: BFRE) is the leader of performance marketing - the next generation of online marketing. Be Free helps its customers build and manage uniquely branded online sales channels, e-nabling/sm/ these sites to capture revenue by driving site traffic, generating qualified leads and selling products in context on locations throughout the Web. Be Free's customers include some of the Internet's leading merchants, online services and portals such as America Online, Inc. (NYSE: AOL), barnesandnoble.com (NASDAQ: BNBN), GoTo.com (NASDAQ:
GOTO), Mercata, Travelocity, Reel.com (NASDAQ: HLYW), C|Net (NASDAQ: CNET), PC Connection (NASDAQ: PCCC), Priceline (NASDAQ: PCLN), About.com (NASDAQ: BOUT) and Yahoo!/R/ GeoCities (NASDAQ: YHOO).

Collectively, Be Free's customers have more than 3 million affiliates in their sales channels. Affiliates can enroll in performance marketing programs using Be Free's technology with a streamlined application form called FastApp, located at http://www.reporting.net/networks/affiliates/bf_fast_app.
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Founded in 1996, Be Free has offices in Marlborough, MA, Pittsburgh, PA,
Atlanta, GA, Chicago, IL, Los Angeles, CA, Campbell, CA, and New York, NY. For more information, visit http://www.befree.com.
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Statements in this news release about the acquisition of TriVida may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements are based on Be Free's current expectations, hopes, beliefs and estimates. These statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected. Further information about the risk factors that could affect the Company's performance are contained in the Company's filings with the Securities Exchange Commission, including but not limited to its S-1 dated November 3, 1999.

EDITORS NOTE: The media is invited to attend an informational conference call Wednesday, February 16 at 12:00 p.m. EST with Be Free CEO and Chairman Gordon Hoffstein and Co-Founder and Executive VP Tom Gerace. For dial-in information, please call Lisa Beyer at Schwartz Communications (781) 684-0770.